Exhibit 5.1

Date:   4 September 2009

The Board of Directors

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

AVAGO TECHNOLOGIES LIMITED (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM S-8 IN RESPECT OF THE 20,790,281 OPTION SHARES (AS DEFINED HEREIN) AND THE 20,000,000 INCENTIVE SHARES (AS DEFINED HEREIN)

A.	Introduction

1.	We have acted as Singapore legal advisers to Avago Technologies Limited (the “Company”), a company incorporated under the laws of Singapore, in connection with the filing by the Company with the United States Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of (a) 20,790,281 ordinary shares of the Company (the “Option Shares”) issuable by the Company pursuant to the grant of options under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries and the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, each as approved by shareholders of the Company on 11 July 2008 (the “Prior Plans”) and (b) 20,000,000 ordinary shares of the Company (the “Incentive Shares”) issuable by the Company pursuant to the grant of options under the Avago Technologies Limited 2009 Equity Incentive Award Plan approved by shareholders of the Company on 31 July 2009 (the “2009 Plan”, and together with the Prior Plans, the “Share Plans”).

B.	Documents

2.	In rendering this opinion, we have examined:

2.1	a copy of the memorandum of association and articles of association of the Company, as filed with the Accounting and Corporate Regulatory Authority of Singapore on 11 August 2009;

2.2	a copy of the minutes and resolutions in writing of the Board of Directors of the Company dated 27 July 2009 (the “Board Resolution”);

2.3	a copy of the minutes and resolutions passed by the shareholders of the Company on 31 July 2009 (the “Company Shareholders’ Resolution”);

2.4	a copy of each the Prior Plans;

2.5	a copy of the 2009 Plan; and

2.6	such other documents as we may have considered necessary or desirable in order that we may render this opinion.

3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraphs 2 of this opinion.

C.	Assumptions

4.	We have assumed (without enquiry):

4.1	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

4.2	that the facts stated in all documents submitted to us are correct;

4.3	any signatures and seals on the documents reviewed by us are genuine;

4.4	that the copies of the Board Resolution and the Company Shareholders’ Resolution submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect the validity of the Board Resolution or the Company Shareholders’ Resolution, as the case may be; and

4.5	that the copies of each of the Share Option Plans submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect the validity of any of the Share Option Plans;

D.	Opinion

5.	Based on the foregoing and subject to the assumptions set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that when the Option Shares and the Incentive Shares (a) are issued by the Company against payment of the amounts required in accordance with the rules of the relevant Share Option Plans and (b) have been duly registered in the register of members of the Company in the name of the persons who had been granted and issued the Options Shares and the Incentive Shares, and assuming that in each case:

5.1	the individual grants and issuances under the relevant Share Option Plans are duly authorised by all necessary corporate action of the Company;

5.2	such individual grants and issuances are made, the options under the relevant share Plans are exercised and the Option Shares and Incentive Shares are duly issued in accordance with the requirements of applicable law and the rules of the relevant Share Option Plans; and

5.3	the Company having, at the time of the individual grants and issuances of the Options Shares or the Incentive Shares, as the case may be, obtained a mandate from shareholders of the Company to issue ordinary shares of the Company pursuant to section 161 of the Companies Act, Chapter 50 of Singapore (the “Share Issue Mandate”) and such Share Issue Mandate not having expired in accordance with its terms or previously revoked or varied by the Company in general meeting, the Option Shares and the Incentive Shares will be duly authorised by the Company for issuance and subscription and will be validly issued, fully paid and non-assessable.

6.	For the purposes of this legal opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Option Shares and the Incentive Shares to be issued means that holders of such shares, having fully paid up all amounts due on such shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

8.	With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company.

9.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

10.	The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully,

/s/ WongPartnership LLP

WongPartnership LLP

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